EXHIBIT  5(i)
                               BRUCE M. PRITCHETT

     8  East  Broadway,  Suite  600A     Telephone:  (801)  363-1288
Attorney  at  Law     Salt  Lake  City, Utah 84111     Facsimile: (801) 531-1929



November  19,  2004



Securities  and  Exchange  Commission
450  Fifth  Avenue  N.W.
Washington,  D.  C.  20549

     RE:  Axiom  III,  Inc.,  Form  SB-2
          ------------------------------

Gentlemen:

Please be advised that I have reached the following conclusions regarding the above offering:

     1. Axiom III, Inc. (the "Company") is a duly and legally organized and existing Nevada state corporation. The Articles of Incorporation and corporate registration fees were submitted to the Nevada Secretary of State and filed with the office on June 16, 2004. The Company's existence and form is valid and legal pursuant to the information noted above.

     2. The Company is a fully and duly incorporated Nevada corporate entity. The Company has one class of Common Stock at this time. Neither the Articles of Incorporation, Bylaws, and amendments thereto, nor subsequent resolutions change the non-assessable characteristics of the Company's common shares of stock. The Common Stock previously issued by the Company is in legal form and in compliance with the laws of the State of Nevada, and when such stock was issued it was fully paid for and non-assessable. The common stock to be sold under the above-referenced Form SB-2 Registration Statement is likewise in legal form and in compliance with the laws of the State of Nevada.

     3. To my knowledge, the Company is not a party to any legal proceedings nor are there any judgments against the Company, nor are there any actions or suits filed or threatened against it or its officers and directors, in their capacities as such, other than as set forth in the registration statement. I know of no disputes involving the Company and the Company has no claim, actions or inquires from any federal, state or other government agency, other than as set forth in the registration statement. I know of no claims against the Company or any reputed claims against it at this time, other than as set forth in the registration statement.

Securities  and  Exchange  Commission
RE:  Axiom  III,  Inc.
November  19,  2004
Page  2

     4. The Company's outstanding shares are all common shares. There are no liquidation preference rights held by any of the Shareholders upon voluntary or involuntary liquidation of the Company.

     5. The directors and officers of the Company are indemnified against all costs, expenses, judgments and liabilities, including attorney's fees, reasonably incurred by or imposed upon them or any of them in connection with or resulting from any action, suit or proceedings, civil or general, in which the officer or director is or may be made a party by reason of his being or having been such a director or officer. This indemnification is not exclusive of other rights to which such director or officer may be entitled as a matter of law.

     6. No additional shares other than those already issued to the Selling Shareholders are being issued by the Company, or registered by it, in the aforesaid Form SB-2 registration statement.

     The Company's Articles of Incorporation presently provide the authority to the Company to issue 50,000,000 shares of Common Stock, $0.001 par value. The Company currently has issued and outstanding Fourteen Million Twenty Thousand (14,020,000) shares of common stock. Therefore, all shares held by the selling shareholders, and registered in the Companys Form SB-2 Registration Statement, would be within the authority of the Company's directors and have been legally authorized and issued.

     I hereby consent to the use of this opinion letter in the aforesaid Form SB-2 Registration Statement to be filed with the SEC.

     Yours  truly,



Bruce  M.  Pritchett